Exhibit 5.2

April 29, 2010

The PMI Group, Inc.,

PMI Plaza, 3003 Oak Road,

Walnut Creek, California, 94597.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $300,000,000 aggregate principal amount of 4.50% Convertible Senior Notes due 2020 (the “Securities”) of The PMI Group, Inc., a Delaware corporation (the “Company”), and the shares of Common Stock, par value $0.01 per share, of the Company, if any, initially issuable upon conversion of the Securities (the “Shares”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the Supplemental Indenture relating to the Securities (the “Supplemental Indenture”), supplementing the Indenture, dated as of November 3, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, as Trustee, has been duly executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture and the Supplemental Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and the Supplemental Indenture and issued and sold as contemplated in the registration statement relating to the Securities and the Shares (the “Registration Statement”), the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and the Shares, when duly issued upon conversion of the Securities, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The PMI Group, Inc.	-2-

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Form 8-K incorporated by reference in the Registration Statement and to the references to us under the heading “Validity of Securities” in the Prospectus Supplement and “Validity of the Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP